Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Quarterly and Annual Financial and Operating Results; Maintains Quarterly Cash Distribution of $0.675 Per Unit

TULSA, OKLAHOMA, January 26, 2016 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the year ended December 31, 2015 (the “2015 Year”), which included record volumes of coal produced and sold.  Revenues for the 2015 Year decreased to $2.27 billion, a decline of 1.2% compared to the year ended December 31, 2014 (the “2014 Year”), as a 3.5% decrease in coal sales prices offset record coal sales volumes.  Lower revenues and the net $77.6 million impact in the 2015 Year of non-cash items led to reduced EBITDA of $670.0 million for the 2015 Year, a decrease of 16.7% compared to the 2014 Year.  These factors also drove ARLP’s net income lower by 38.4% in the 2015 Year to $306.2 million, or $2.11 per basic and diluted limited partner unit.  Excluding these non-cash items discussed below in more detail, Adjusted EBITDA for the 2015 Year was $747.2 million and Adjusted net income was $383.8 million, a decrease of 7.0% and 22.8%, respectively, compared to the 2014 Year.  (For a discussion of EBITDA, Adjusted EBITDA, Adjusted net income and related reconciliations to comparable financial measures under accounting principles generally accepted in the United States (“GAAP”), please see the end of this release.)

ARLP’s results for the quarter ended December 31, 2015 (the “2015 Quarter”) were also lower compared to the quarter ended December 31, 2014 (the “2014 Quarter”).  Total revenues declined 8.2% to $542.2 million, compared to the 2014 Quarter, as coal sales fell due to lower coal sales prices and reduced sales tons reflecting customer deferrals of scheduled coal shipments and, as anticipated, the decrease of other sales and operating revenues following ARLP’s acquisition of the remaining equity interests in White Oak Resources LLC (“White Oak “) and the assumption of operating control of the White Oak Mine No. 1 (now known as the “Hamilton Mine No. 1 “) on July 31, 2015 (the “White Oak Acquisition”).  Lower revenues and the $66.9 million net impact of non-cash items drove net income and EBITDA lower in the 2015 Quarter compared to the 2014 Quarter, as net income decreased 82.6% to $21.5 million, or $(0.19) per basic and diluted limited partner unit, and EBITDA decreased 40.8% to $120.0 million.  Excluding these non-cash items from the 2015 Quarter, ARLP’s Adjusted EBITDA was $186.8 million and Adjusted net income was $88.4 million, a decrease of 7.7% and 28.6%, respectively, compared to the 2014 Quarter.

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ARLP also announced that the Board of Directors of its managing general partner (the “Board”) approved a cash distribution to unitholders for the 2015 Quarter of $0.675 per unit (an annualized rate of $2.70 per unit), payable on February 12, 2016 to all unitholders of record as of the close of trading on February 5, 2016.  The announced distribution represents a 3.8% increase over the cash distribution of $0.65 per unit for the 2014 Quarter and is equal to the amount paid in the quarter ended September 30, 2015 (the “Sequential Quarter”).

“During 2015, ARLP maintained its position as a leader in the coal industry.  Our operations and marketing teams produced and sold record volumes leading ARLP to deliver profits and solid cash flows in what was arguably one of the most challenging years in the history of our industry,” said Joseph W. Craft III, President and Chief Executive Officer.  “Faced with weak power demand, persistently low natural gas prices, ongoing regulatory pressures and an oversupplied coal market, we were able to achieve these results relying on ARLP’s long-term sales agreements and our ability to reduce operating expenses and capital expenditures.  In response to lower demand and unsustainably low spot coal pricing, we adjusted ARLP’s operating portfolio and shuttered certain higher-cost operations, which led to non-cash impairments that reduced our financial results for the 2015 Quarter and Year.”

Consolidated Financial Results

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Coal sales revenues in the 2015 Year declined as a result of lower coal prices partially offset by increased coal sales volumes at the Tunnel Ridge and Gibson South mines in addition to coal sales volumes from our recent acquisition of the Hamilton Mine No. 1.  ARLP set new records in the 2015 Year for both tons sold, which increased 1.3% to 40.2 million tons, and tons produced, which rose 1.1% to 41.2 million tons, both as compared to the 2014 Year.

ARLP’s other sales and operating revenue increased $16.0 million in the 2015 Year primarily due to White Oak’s start-up of longwall production in late October 2014 and the resulting increase in our surface facility services and coal royalties prior to the White Oak Acquisition.

Operating expenses in the 2015 Year decreased slightly remaining comparable to the 2014 Year. Decreases primarily resulted from a production scale back at various mines, reduced selling expenses resulting from lower coal sales prices and a favorable sales mix, in addition to lower labor expenses.  These decreases were offset by increased operating expenses resulting from the assumption of operations at the Hamilton Mine No. 1 and a full year of production operations at our Gibson South mine which began production in April 2014. On a per ton basis, Segment Adjusted EBITDA Expense per ton in the 2015 Year of $34.20 declined by 1.7% compared to the 2014 Year primarily as a result of lower operating expenses discussed above and increased coal volumes at lower cost per ton mines.  (For a definition of Segment Adjusted EBITDA and Segment Adjusted EBITDA Expense per ton and related reconciliations to comparable GAAP financial measures, please see the end of this release).

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General and administrative expenses decreased $5.1 million to $67.5 million in the 2015 Year, primarily as a result of lower incentive compensation expenses.  Depreciation, depletion and amortization increased $59.1 million to $333.7 million in the 2015 Year, compared to the 2014 Year, due to accelerated depreciation at our Elk Creek mine reflecting the anticipated mine closing in early 2016, the impact of increased production volumes at our Gibson South mine and the recently acquired Hamilton Mine No. 1, as well as the amortization of coal supply contracts acquired on December 31, 2014.

Results for the 2015 Year were impacted by several items attributable to ARLP’s investments related to White Oak and accounting for the White Oak Acquisition.  Equity in loss of affiliates increased $32.4 million primarily due to the pass through of losses related to our equity ownership in White Oak prior to the White Oak Acquisition, which was partially offset by a $22.5 million non-cash net gain related to the final business combination accounting for the acquisition.

The 2015 Year was also impacted by $100.1 million of non-cash impairment charges comprised of a $66.9 million impairment related to the previously announced idling of our Onton mine, a $19.5 million impairment at the MC Mining complex, primarily due to lower coal sales prices, and $13.7 million of impairments to leases we elected to surrender rather than incur high holding costs.

Three Months Ended December 31, 2015 Compared to Three Months Ended December 31, 2014

Revenues for the 2015 Quarter decreased 8.2% to $542.2 million, compared to the 2014 Quarter, as coal sales revenues fell 6.1% due to lower coal sales prices and volumes and, as anticipated, a decline in other sales and operating revenues following the White Oak Acquisition.

Lower operating expenses in the 2015 Quarter reflect the factors benefiting full year operating expenses discussed above.  These factors along with a full quarter of lower cost production from the Hamilton Mine No. 1 and lower coal inventory charges also drove Segment Adjusted EBITDA Expense per ton lower in the 2015 Quarter, to $33.19 per ton compared to $35.69 per ton in the 2014 Quarter.

As noted above, the 2015 Quarter was also impacted by non-cash items comprised of the $89.4 million of impairments related to our Onton mine ($66.9 million), the MC Mining mine ($19.5 million) and surrendered leases ($3.0 million), which charges were partially offset by the $22.5 million non-cash net gain related to final business combination accounting for the White Oak Acquisition.

General and administrative expenses decreased $3.2 million to $15.1 million, primarily due to lower incentive compensation expenses.  Depreciation, depletion and amortization increased $20.0 million to $91.0 million in the 2015 Quarter compared to the 2014 Quarter, primarily due to accelerated depreciation at our Elk Creek mine, the addition of the Hamilton Mine No. 1 and the amortization of acquired coal supply contracts.

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Regional Results and Analysis

(in millions, except per ton data)	2015 Fourth Quarter	2014 Fourth Quarter	% Change Quarter / Quarter	2015 Third Quarter	% Change Sequential

Illinois Basin (1)
Tons sold	7.809	7.692	1.5%	8.134	(4.0)%
Coal sales price per ton (2)	$49.96	$52.93	(5.6)%	$50.50	(1.1)%
Segment Adjusted EBITDA Expense per ton (3)	$28.33	$34.30	(17.4)%	$30.69	(7.7)%
Segment Adjusted EBITDA (3)	$171.3	$150.9	13.5%	$147.5	16.1%

Appalachia
Tons sold	2.162	2.357	(8.3)%	2.160	0.1%
Coal sales price per ton (2)	$61.08	$64.62	(5.5)%	$61.61	(0.9)%
Segment Adjusted EBITDA Expense per ton (3)	$47.97	$37.86	26.7%	$37.23	28.8%
Segment Adjusted EBITDA (3)	$29.1	$69.6	(58.2)%	$53.4	(45.5)%

Total (4)
Tons sold	9.971	10.049	(0.8)%	10.294	(3.1)%
Coal sales price per ton (2)	$52.70	$55.68	(5.4)%	$53.18	(0.9)%
Segment Adjusted EBITDA Expense per ton (3)	$33.19	$35.69	(7.0)%	$32.65	1.7%
Segment Adjusted EBITDA (3)	$202.0	$220.8	(8.5)%	$203.8	(0.9)%

(1)          In the Sequential Quarter, ARLP realigned its segment presentation.  The Illinois Basin segment now includes the consolidated Hamilton Mine No. 1 previously owned by White Oak.  Prior periods have been conformed to include our activities with White Oak in the Illinois Basin segment.

(2)          Sales price per ton is defined as total coal sales divided by total tons sold.

(3)          For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(4)          Total reflects consolidated results which include the other and corporate segment and eliminations in addition to the Illinois Basin and Appalachia segments highlighted above.

Reflecting higher coal sales volumes from our Gibson South mine and the assumption of operations at the Hamilton Mine No. 1, offset by reduced sales volumes due to weak market conditions, ARLP’s Illinois Basin operations sold 7.8 million tons of coal in the 2015 Quarter, an increase of 1.5% over the 2014 Quarter.  Lower sales volumes in the 2015 Quarter at our Elk Creek, River View and Onton mines in response to current market conditions, partially offset by increased volumes at Hamilton Mine No. 1, pushed Illinois Basin sales volumes lower by 4.0% compared to the Sequential Quarter.  In Appalachia, coal sales volumes decreased in the 2015 Quarter compared to the 2014 Quarter due to reduced sales from our Tunnel Ridge mine reflecting scaled back production in response to weak coal demand.  Due to weak coal demand and customer delays of scheduled shipments, ARLP’s coal inventory remains elevated at 2.4 million tons at the end of the 2015 Quarter, compared to 1.4 million tons at the end of the 2014 Quarter.

ARLP’s total coal sales price per ton in the 2015 Quarter decreased compared to both the 2014 and Sequential Quarters reflecting current market conditions.  Reduced coal sales prices in the Illinois Basin also reflect lower-priced legacy contracts at the Hamilton Mine No. 1 assumed in the White Oak Acquisition.

Total Segment Adjusted EBITDA Expense per ton in the 2015 Quarter decreased 7.0% compared to the 2014 Quarter as a result of reduced expenses per ton in the Illinois Basin offset by increased costs in the Appalachian region.  Primarily due to higher costs in Appalachia, total Segment Adjusted EBITDA Expense per ton in the 2015 Quarter increased 1.7% compared to the

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Sequential Quarter.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton decreased compared to both the 2014 and Sequential Quarters primarily due to lower labor expenses and coal inventory charges, as well as increased coal production and recoveries at our Gibson South mine and a full quarter of lower cost per ton longwall production at the Hamilton Mine No. 1.  In Appalachia, Segment Adjusted EBITDA Expense per ton increased by 26.7% and 28.8% compared to the 2014 and Sequential Quarters, respectively, due to reduced production at the Tunnel Ridge mine as a result of lower demand and the need to manage coal inventories at the mine.

Outlook

“Conditions in the U.S. thermal coal markets continued to deteriorate during the 2015 Quarter as mild weather reduced overall power demand,” said Mr. Craft.  “Utilities responded by deferring contracted tons and adding to their already above normal coal stockpiles.  Looking forward, we believe 2016 coal demand for our Illinois Basin and northern Appalachia markets will be 6% to 7% below 2015, depending on the weather.  We are uncertain as to whether utilities will satisfy this demand by reducing inventories or taking advantage of current low spot prices and purchase coal to match their coal burn.”

Mr. Craft continued, “ARLP has elected to address this uncertainty by shifting production to our lowest-cost mines and reducing unit shifts and production days to curtail production.  We will continue to operate below our installed capacity until ARLP’s customers provide clarity on the need for additional tons.  The impact of our response to current market conditions is reflected in ARLP’s 2016 guidance provided below.  Fortunately, despite expectations for lower production and sales volumes in the near term, ARLP’s low-cost, strategically located operations and our ongoing cost reduction and efficiency efforts should help us to navigate these challenging times.  Even with this reduced production level and costs incurred to keep production capacity available in the event additional demand materializes, based upon our guidance outlined below, we expect ARLP’s 2016 distributable cash flow to cover its current unitholder distribution by 1.1 to 1.2 times.”

For 2016, ARLP is providing the following full year guidance for its operating and investment activities:

Capital Expenditures and Investments – Total 2016 capital expenditures for ARLP’s operating activities are currently estimated in a range of $134.0 to $142.0 million.  Capital expenditures for 2016 are primarily related to maintenance capital expenditures including equipment rebuilds and replacements and mine extension and other infrastructure projects at various operations.  Based on utilization of used equipment acquired from others and re-deployment of equipment from ARLP’s idled operations to other mines, we are currently estimating maintenance capital expenditures of approximately $3.98 per ton produced in 2016.  Considering its current five-year planning horizon, ARLP is estimating total average maintenance capital expenditures of approximately $4.75 per ton produced for long-term distribution planning purposes.

In addition to these capital expenditures, ARLP currently anticipates funding in 2016 investments of approximately $60.0 to $70.0 million related to its commitment to acquire oil and gas minerals.

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Coal Production and Sales Volumes – During 2016, coal production is currently estimated in a range of 33.7 to 35.7 million tons and sales volumes are expected in a range of 34.6 to 38.1 million tons.  ARLP has secured price commitments for approximately 34.3 million tons in 2016 and has also secured coal sales and price commitments for approximately 19.1 million tons, 14.5 million tons and 7.1 million tons in 2017, 2018 and 2019, respectively.

Revenue, EBITDA and Net Income Estimates – Driven primarily by reduced coal sales volumes and prices and lower other revenues, ARLP is currently expecting 2016 revenues in a range of $1.82 to $1.95 billion, excluding transportation revenues, EBITDA in a range of $545.0 to $615.0 million and net income in a range of $230.0 to $300.0 million.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Per Ton Estimates – ARLP currently anticipates its average coal sales price per ton at the midpoint of its 2016 guidance ranges will be 3.5% to 6.0% lower than 2015 realizations, primarily due to the deterioration in near-term coal markets.  In addition, based on current cost and production estimates, ARLP anticipates total Segment Adjusted EBITDA Expense per ton at the 2016 midpoint will be comparable to 2015.  Based on these price and cost estimates, and reflecting lower other revenues following the White Oak Acquisition, total Segment Adjusted EBITDA per ton sold at the 2016 midpoint is currently expected to be approximately 11.0% to 12.0% below the prior year.

A conference call regarding ARLP’s 2015 Quarter and Year financial results and 2016 outlook is scheduled for today at 9:00 a.m. Eastern.  To participate in the conference call, dial (855) 793-3259 and provide passcode 18774166.  International callers should dial (631) 485-4928 and provide the same passcode number. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (855) 859-2056 and provide passcode number 18774166.  International callers should dial (404) 537-3406 and provide the same passcode number.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the second largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

ARLP currently operates ten mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

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News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners, L.P. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability; our productivity levels and margins earned on our coal sales; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015 and ARLP’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, filed on May 8, 2015, August 6, 2015 and November 6, 2015, respectively, with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Tons Sold	9,971	10,049	40,247	39,731
Tons Produced	9,707	10,516	41,178	40,749

SALES AND OPERATING REVENUES:
Coal sales	$525,513	$559,518	$2,158,006	$2,208,611
Transportation revenues	9,274	8,205	33,597	26,021
Other sales and operating revenues	7,365	23,070	82,130	66,089
Total revenues	542,152	590,793	2,273,733	2,300,721

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	331,099	359,055	1,377,053	1,383,360
Transportation expenses	9,274	8,205	33,597	26,021
Outside coal purchases	1	7	327	14
General and administrative	15,148	18,351	67,484	72,552
Depreciation, depletion and amortization	90,983	71,027	333,713	274,566
Asset impairment charge	89,435	-	100,130	-
Total operating expenses	535,940	456,645	1,912,304	1,756,513

INCOME FROM OPERATIONS	6,212	134,148	361,429	544,208

Interest expense, net	(7,527)	(8,189)	(31,153)	(33,584)
Interest income	38	433	1,459	1,671
Equity in income (loss) of affiliates, net	3	(3,102)	(49,046)	(16,648)
Acquisition gain, net	22,548	-	22,548	-
Other income	205	388	955	1,566
INCOME BEFORE INCOME TAXES	21,479	123,678	306,192	497,213

INCOME TAX EXPENSE	4	-	21	-

NET INCOME	21,475	123,678	306,171	497,213
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	16	27	16

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. (“NET INCOME OF ARLP”)	$21,475	$123,694	$306,198	$497,229

GENERAL PARTNERS’ INTEREST IN NET INCOME OF ARLP	$34,603	$34,809	$146,338	$138,274

LIMITED PARTNERS’ INTEREST IN NET INCOME OF ARLP	$(13,128)	$88,885	$159,860	$358,955

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$(0.19)	$1.18	$2.11	$4.77

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.675	$0.6375	$2.6625	$2.4725

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	74,188,784	74,060,634	74,174,389	74,044,417

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
ASSETS	2015	2014
CURRENT ASSETS:
Cash and cash equivalents	$33,431	$24,601
Trade receivables	122,875	184,187
Other receivables	696	1,025
Due from affiliates	190	7,221
Inventories	121,081	83,155
Advance royalties	6,820	9,416
Prepaid expenses and other assets	29,812	31,283
Total current assets	314,905	340,888

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,044,260	2,815,620
Less accumulated depreciation, depletion and amortization	(1,243,985)	(1,150,414)
Total property, plant and equipment, net	1,800,275	1,665,206

OTHER ASSETS:
Advance royalties	21,295	15,895
Due from affiliate	-	11,047
Equity investments in affiliates	64,509	224,611
Goodwill	136,399	-
Other long-term assets	25,747	27,412
Total other assets	247,950	278,965
TOTAL ASSETS	$2,363,130	$2,285,059
LIABILITIES AND PARTNERS’ CAPITAL CURRENT LIABILITIES:
Accounts payable	$83,597	$85,843
Due to affiliates	129	370
Accrued taxes other than income taxes	15,621	19,426
Accrued payroll and related expenses	37,031	57,656
Accrued interest	306	318
Workers’ compensation and pneumoconiosis benefits	8,688	8,868
Current capital lease obligations	19,764	1,305
Other current liabilities	18,929	17,109
Current maturities, long-term debt	239,350	230,000
Total current liabilities	423,415	420,895
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	580,000	591,250
Pneumoconiosis benefits	60,077	55,278
Accrued pension benefit	39,031	40,105
Workers’ compensation	47,486	49,797
Asset retirement obligations	122,434	91,085
Long-term capital lease obligations	80,150	15,624
Other liabilities	21,174	5,978
Total long-term liabilities	950,352	849,117
Total liabilities	1,373,767	1,270,012

COMMITMENTS AND CONTINGENCIES PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 74,188,784 and 74,060,634 units outstanding, respectively	1,280,218	1,310,517
General Partners’ deficit	(258,883)	(260,088)
Accumulated other comprehensive loss	(34,557)	(35,847)
Total ARLP Partners’ Capital	986,778	1,014,582
Noncontrolling interest	2,585	465
Total Partners’ Capital	989,363	1,015,047
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$2,363,130	$2,285,059

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2015	2014

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$716,342	$739,201

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(212,797)	(307,387)
Changes in accounts payable and accrued liabilities	(3,021)	(2,270)
Proceeds from sale of property, plant and equipment	2,062	381
Proceeds from insurance settlement for property, plant and equipment	-	4,512
Purchases of equity investments in affiliates	(64,540)	(111,376)
Payments for acquisitions of businesses, net of cash acquired	(74,953)	-
Payments to affiliate for acquisition and development of coal reserves	-	(4,082)
Payment for acquisition of customer contracts	-	(11,687)
Advances/loans to affiliate	(7,300)	-
Other	4,634	(9,313)
Net cash used in investing activities	(355,915)	(441,222)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	6,500	100,000
Payments under securitization facility	(23,400)	-
Payments under term loans	(108,502)	(18,750)
Borrowings under revolving credit facilities	543,000	341,800
Payments under revolving credit facilities	(308,000)	(451,800)
Payment on long-term debt	(205,000)	(18,000)
Proceeds on capital lease transaction	100,000	-
Payments on capital lease obligations	(4,312)	(1,494)
Payment of debt issuance costs	-	(263)
Contributions to consolidated company from affiliate noncontrolling interest	2,147	481
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(2,719)	(2,991)
Cash contributions by General Partners	1,595	1,611
Distributions paid to Partners	(346,799)	(317,626)
Other	(6,107)	-
Net cash used in financing activities	(351,597)	(367,032)

NET CHANGE IN CASH AND CASH EQUIVALENTS	8,830	(69,053)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	24,601	93,654

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$33,431	$24,601

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Reconciliation of GAAP “net income” to non-GAAP “Adjusted net income” (in thousands).

Adjusted net income is defined as net income (prior to the allocation of noncontrolling interest) modified for certain items that may not reflect the trend of future results, such as non-cash impairments and gains and losses on acquisition related accounting.

Adjusted net income should not be considered as an alternative to net income or any other measure of financial performance presented in accordance with GAAP.  Adjusted net income excludes certain items that management believes affect the comparability of our operating results.  This adjusted financial measure is used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                 our operational trends and performance relative to other coal companies;

•                 the comparability of our performance to earnings estimates provided by security analysts; and

•                 our performance excluding items which are generally nonrecurring in nature or whose timing or amount cannot be reasonably estimated.

We believe Adjusted net income is a useful measure for investors because it further demonstrates our financial performance without regard to items that may not reflect the trend of future results.

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30,
	2015	2014	2015	2014	2015

Net income	$21,475	$123,678	$306,171	$497,213	$83,372
Asset impairment charge	89,435	-	100,130	-	10,695
Acquisition gain, net	(22,548)	-	(22,548)	-	-
Adjusted net income	$88,362	$123,678	$383,753	$497,213	$94,067

Reconciliation of GAAP “net income” to non-GAAP “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as non-cash impairments and gains and losses on acquisition related accounting.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                 the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                 the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                 our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                 the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe Adjusted EBITDA is a useful measure for investors because it further demonstrates the performance of our assets without regard to items that may not reflect the trend of future results.

Distributable cash flow (“DCF”) is defined as Adjusted EBITDA excluding equity in income or loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio (“DCR”) is defined as DCF divided by

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distributions paid to partners.  DCF and DCR are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                 the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                 our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                 the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2015	2014	2015	2014	2015	2016E Midpoint

Net income	$21,475	$123,678	$306,171	$497,213	$83,372	$265,500
Depreciation, depletion and amortization	90,983	71,027	333,713	274,566	84,661	281,000
Interest expense, gross	7,666	7,756	30,389	32,746	7,219	33,500
Capitalized interest	(177)	-	(695)	(833)	(152)	-
Income tax expense	4	-	21	-	12	-
EBITDA	119,951	202,461	669,599	803,692	175,112	580,000
Asset impairment charge	89,435	-	100,130	-	10,695	-
Acquisition gain, net	(22,548)	-	(22,548)	-	-	-
Adjusted EBITDA	186,838	202,461	747,181	803,692	185,807	580,000
Equity in (income) loss of affiliates, net	(3)	3,102	49,046	16,648	17,221	2,200
Interest expense, gross	(7,666)	(7,756)	(30,389)	(32,746)	(7,219)	(33,500)
Income tax expense	(4)	-	(21)	-	(12)	-
Estimated maintenance capital expenditures (1)	(48,147)	(62,044)	(204,243)	(240,419)	(56,792)	(164,700)
Distributable Cash Flow	$131,018	$135,763	$561,574	$547,175	$139,005	$384,000
Distributions paid to partners (2)	$88,102	$82,282	$346,799	$317,626	$88,100	$350,500
Distribution Coverage Ratio	1.49	1.65	1.62	1.72	1.58	1.10

(1)   Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2015 planning horizon, average annual estimated maintenance capital expenditures were assumed to be $4.96 per produced ton compared to the estimated $5.90 per produced ton in 2014.  For the 2016 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.75 per ton produced compared to the estimated $4.96 per ton produced in 2015.  Reflecting the anticipated utilization of used equipment acquired from third parties and redeployment of used equipment from our idled operations to other ARLP mines, we are currently estimating actual maintenance capital expenditures in 2016 of $3.98 per ton produced.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

(2)  At the midpoint of current 2016 guidance ranges, estimated distributions paid to partners reflects the current quarterly unitholder distribution of $0.675 per unit ($2.70 per unit annualized) and the estimated weighted-average number of limited partner units outstanding in 2016.

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Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “Adjusted EBITDA” to “Segment Adjusted EBITDA per ton” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of Adjusted EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2015	2014	2015	2014	2015

Operating expense	$331,099	$359,055	$1,377,053	$1,383,360	$336,527
Outside coal purchases	1	7	327	14	2
Other (income) loss	(205)	(388)	(955)	(1,566)	(455)
Segment Adjusted EBITDA Expense	$330,895	$358,674	$1,376,425	$1,381,808	$336,074
Divided by tons sold	9,971	10,049	40,247	39,731	10,294
Segment Adjusted EBITDA Expense per ton	$33.19	$35.69	$34.20	$34.78	$32.65

Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, asset impairment charge and acquisition gain, net divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from Adjusted EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2015	2014	2015	2014	2015

Adjusted EBITDA (See reconciliation to GAAP above)	$186,838	$202,461	$747,181	$803,692	$185,807
General and administrative	15,148	18,351	67,484	72,552	17,948
Segment Adjusted EBITDA	$201,986	$220,812	$814,665	$876,244	$203,755
Divided by tons sold	9,971	10,049	40,247	39,731	10,294
Segment Adjusted EBITDA per ton	$20.26	$21.97	$20.24	$22.05	$19.79

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